Exhibit 99.2

For Immediate News Release
February 2, 2011

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2010 OPERATING RESULTS
AND PROVIDES INITIAL 2011 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended December 31, 2010 was $27,030,000.  This resulted in Earnings per Share – diluted (“EPS”) of $0.31 for the quarter ended December 31, 2010, compared to EPS of $0.40 for the comparable period of 2009, a decrease of 22.5%. For the year ended December 31, 2010, EPS was $2.07 compared to $1.93 for the year ended December 31, 2009, a per share increase of 7.3%.

The decrease in EPS for the quarter ended December 31, 2010 from the prior year period is due primarily to a decrease in real estate sales and related gains, offset partially by the loss on early debt extinguishment recognized in 2009 with no comparable activity in 2010.  The increase for the year ended December 31, 2010 is due primarily to charges for early debt extinguishment and impairment of real estate assets recognized in 2009 with no comparable activity in 2010.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended December 31, 2010 increased 57.8% to $1.01 from $0.64 for the comparable period of 2009.  FFO per share for the year ended December 31, 2010 increased by 2.8% to $4.00 from $3.89 for 2009. Adjusting for the non-routine items detailed in Attachement 17, FFO per share for the three months and full year ended December 31, 2010 would have increased by 1.0% and decreased by 11.0%, respectively, from the prior year periods.

Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Same store NOI growth turned positive in the fourth quarter, capping a year of steady improvement. We expect that accelerating revenue growth combined with investment activity that will deliver and stabilize in 2011 will drive 16% FFO growth for the coming year. Operating fundamentals are expected to further improve, supporting our plan to start another $800 million in 2011 that will fuel future earnings and value growth.”

Operating Results for the Quarter Ended December 31, 2010 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $11,356,000, or 5.1% to $232,009,000.  For Established Communities, rental revenue increased 2.5% due to an increase in Average Rental Rates of 2.9%, partially offset by a decrease in Economic Occupancy of 0.4%. As a result, total revenue for Established Communities increased $3,961,000 to $164,258,000. Operating expenses for Established Communities increased $938,000, or 1.7%, to $57,629,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by 2.9%, or $3,023,000, to $106,629,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2010 compared to the fourth quarter of 2009:

Q4 2010 Compared to Q4 2009

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.9%	0.4%	5.9%	20.6%
Metro NY/NJ	3.6%	1.7%	4.5%	28.7%
Mid-Atlantic/Midwest	3.0%	(1.8%)	5.9%	16.0%
Pacific NW	(1.8%)	(1.5%)	(1.9%)	4.1%
No. California	1.6%	4.9%	(0.1%)	18.7%
So. California	(1.3%)	8.0%	(6.1%)	11.9%
Total	2.5%	1.7%	2.9%	100.0%

(1) Total represents each region's % of total NOI from the Company, including discontinued operations.

Operating Results for the Year Ended December 31, 2010 Compared to the Prior Year

For the Company, including discontinued operations, total revenue increased by $12,857,000, or 1.5%, to $899,525,000.  For Established Communities, rental revenue decreased 0.9% due to a decrease in Average Rental Rates of 1.3%, partially offset by an increase in Economic Occupancy of 0.4%. Total revenue for Established Communities decreased $6,159,000 to $649,394,000.  Operating expenses for Established Communities increased $5,737,000, or 2.6%, to $229,892,000. Accordingly, NOI for Established Communities decreased by $11,896,000, or 2.8%, to $419,502,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2010 as compared to the year ended December 31, 2009:

Full Year 2010 Compared to Full Year 2009

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	0.8%	2.6%	(0.3%)	20.3%
Metro NY/NJ	0.2%	4.0%	(1.5%)	28.3%
Mid-Atlantic/Midwest	1.0%	1.3%	0.7%	15.8%
Pacific NW	(6.5%)	4.6%	(11.8%)	4.2%
No. California	(3.8%)	1.3%	(6.2%)	19.4%
So. California	(3.6%)	2.4%	(6.7%)	12.0%
Total	(0.9%)	2.6%	(2.8%)	100.0%

(1) Total represents each region's % of total NOI from the Company, including discontinued operations.

Development Activity

The Company completed three communities during the fourth quarter of 2010:

•	Avalon Fort Greene, located in New York, NY, is a high-rise community containing 631 apartment homes and was completed for a Total Capital Cost of $303,000,000;
•	Avalon Northborough II, located in Northborough, MA, is a garden-style community containing 219 apartment homes and was completed for a Total Capital Cost of $35,000,000; and
•	Avalon Walnut Creek, located in Walnut Creek, CA, is a mid-rise community containing 418 apartment homes and was completed for a Total Capital Cost of $151,300,000.

During 2010, the Company completed four communities containing 1,547 apartment homes for a Total Capital Cost of $566,700,000. Savings from the original budgeted Total Capital Cost for these four communities totaled $25,000,000.

During the fourth quarter of 2010, the Company started construction of five communities: Avalon North Bergen, located in North Bergen, NJ; Avalon Park Crest, located in Tysons Corner, VA; Avalon Ocean Avenue, located in San Francisco, CA; Avalon at Westmont Station I, located in Wood-Ridge, NJ and Avalon Cohasset, located in Cohasset, MA. These five communities will contain 1,177 apartment homes and will be developed for an estimated Total Capital Cost of $301,200,000.

During 2010, the Company started construction of 11 communities which will contain a total of 2,446 apartment homes for an expected aggregate Total Capital Cost of $643,400,000.

Redevelopment Activity

During the fourth quarter of 2010, the Company completed the redevelopment of the following communities:

•	Avalon at Diamond Heights, located in San Francisco, CA, has 154 apartment homes and was redeveloped for a Total Capital Cost of $4,300,000, excluding costs incurred prior to redevelopment;
•	Avalon at Cedar Ridge, located in Daly City, CA, has 195 apartment homes and was redeveloped for a Total Capital Cost of $5,000,000, excluding costs incurred prior to redevelopment; and
•	Avalon Warm Springs, located in Fremont, CA, has 235 apartment homes and was redeveloped for a Total Capital Cost of $6,700,000, excluding costs incurred prior to redevelopment.

During 2010, the Company completed the redevelopment of five communities containing 1,647 apartment homes for a Total Capital Cost of $77,900,000, excluding costs incurred prior to redevelopment.

During the fourth quarter of 2010, the Company commenced the redevelopment of five communities: Avalon Sunset Towers, located in San Francisco, CA; Avalon at South Coast, located in Costa Mesa, CA; Avalon Crowne Ridge, located in San Rafael, CA; Avalon Cove, located in Jersey City, NJ; and Avalon Commons, located in Smithtown, NY. These five communities contain 1,571 apartment homes and will be redeveloped for an estimated Total Capital Cost of $59,200,000, excluding costs incurred prior to redevelopment.

During 2010, the Company commenced the redevelopment of seven communities containing 2,380 apartment homes for an estimated Total Capital Cost of $76,100,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the fourth quarter of 2010, the Company sold its former corporate office located in Alexandria, VA for $8,150,000.  This disposition resulted in a gain in accordance with GAAP of approximately $1,524,000.

Investment and Investment Management Fund Activity

During the fourth quarter of 2010, AvalonBay Value Added Fund II, L.P. ("Fund II", a private, discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 31%) acquired two communities:

•	Canyonwoods, a garden-style community consisting of 140 apartment homes located in Lake Forest, CA was acquired for a purchase price of $24,700,000; and
•
Fox Run Apartments, a garden-style community consisting of 776 apartment homes located in Plainsboro, NJ, was acquired for a purchase price of $86,500,000.  In conjunction with the purchase of Fox Run Apartments, the Company assumed the existing $45,000,000, 4.4% fixed rate mortgage loan, which matures in November 2014.

During 2010, Fund II acquired a total of six communities, containing 2,779 apartment homes for an aggregate purchase price of $386,700,000.

In January 2011, Fund II purchased Waterstone Carlsbad, a community located in Carlsbad (San Diego County), CA. The garden-style community contains 448 apartment homes and was acquired for a purchase price of $78,100,000.

Financing, Liquidity and Balance Sheet Statistics

At December 31, 2010, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility.

At December 31, 2010, the Company had $479,769,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity and includes $93,440,000 in bond proceeds related to an existing Development Right.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the year ended December 31, 2010 was 69%. Interest Coverage for the fourth quarter of 2010 was 2.8 times.

New Financing Activity

In November, 2010, the Company issued $250,000,000 principal amount of unsecured notes under its existing shelf registration statement. The unsecured notes mature in January 2021 and have an effective interest rate of 3.97%.

In November, 2010, the Company commenced a new continuous equity offering program, under which the Company can issue up to $500,000,000 of common stock during a 36-month period. The Company may sell common stock in amounts and at times to be determined by the Company. During the fourth quarter of 2010, the Company sold 432,832 shares at an average price of $112.44 per share, for net proceeds of $47,935,000.

During January 2011, the Company sold an additional 177,837 shares at an average price of $111.15 per share for net proceeds of $19,470,000.

Debt Repayment Activity

In October 2010, the Company repaid a variable rate secured mortgage note in the amount of $28,989,000 in accordance with its scheduled maturity date. Also in October 2010, the Company repaid a 5.17% fixed rate secured mortgage note in the amount of $9,780,000 in advance of its July 2024 scheduled maturity date.

In December 2010, the Company repaid $89,576,000 principal amount of its unsecured notes in accordance with their scheduled maturity.  After considering applicable hedging instruments, the notes had an effective interest rate of 7.31%.

2011 Financial Outlook

The following presents the Company's financial outlook for 2011, the details of which are summarized on Attachments 15 and 16.

In setting operating expectations for 2011, management considers third party macroeconomic forecasts, local market conditions and performance at individual communities. Management expects continued, moderate economic growth in 2011, strengthening throughout the year. Positive annual rental revenue growth in our Established Communities  is expected in all regions, though growth in some West Coast markets may lag other regions.

Projected EPS is expected to be within a range of $3.09 to $3.34 for the full year 2011.

The Company expects 2011 Projected FFO per share to be in the range of $4.50 to $4.75 as compared to $4.00 for the full year 2010, resulting in an expected increase in FFO per share of 15.8% at the mid-point of the range.

For the first quarter of 2011, the Company expects projected EPS within a range of $0.29 to $0.33. The Company expects Projected FFO per share in the first quarter of 2011 within a range of $1.00 to $1.04.

In the second half of 2011, the Company expects to sell an operating community that is subject to a long-term ground lease, terminating the Company’s obligation under the lease upon sale.  If the community is sold as expected, the Company will recognize an increase in its operating results for 2011 of approximately $0.10 per share.  This increase represents the net impact of eliminating the annual lease expense in excess of the cash payments, the loss of NOI from the community subsequent to the disposition and the addition of the disposition proceeds to the Company’s available working capital.

The Company’s 2011 financial outlook is based on a number of assumptions and estimates, which are provided on Attachment 15 of this release.  The primary assumptions and estimates include the following:

Property Operations
•	The Company expects an increase in Established Communities’ revenue of 4.0% to 5.5%.
•	The Company expects an increase in Established Communities’ operating expenses of 0.0% to 2.0%.
•	The Company expects an increase in Established Communities’ NOI of 6.0% to 7.5%.

Development
•
The Company currently has 14 communities under development and anticipates starting between $800,000,000 and $900,000,000 of new development during 2011. During 2011, the Company expects to disburse between $600,000,000 and $800,000,000 related to these communities and expected acquisitions of land for future development.

•	The Company expects to complete the development of six communities during 2011 for an aggregate Total Capital Cost of approximately $300,000,000.

The Company did not impair any assets or abandon any material pursuits during 2010. However, the Company’s focus on development of apartment communities and the existing development pipeline present a valuation risk that could result in future abandoned pursuits and/or impairment charges that are not apparent or determinable at this time.

Acquisition & Disposition Activity
•
The Company expects to be active in both acquisition and disposition activity for its wholly owned portfolio in 2011. This activity pertains primarily to portfolio shaping and repositioning, and is expected to have a nominal impact on the Company’s net capital position.

•	The Company expects Fund II to acquire an interest in operating communities of approximately $300,000,000 to $500,000,000 in 2011, of which the Company’s indirect ownership interest is 31%.
•	In 2011 the Company expects AvalonBay Value Added Fund I, L.P. to have up to $200,000,000 in dispositions of which the Company’s indirect ownership interest is 15%.

Capital Markets
The Company expects to issue between $500,000,000 and $700,000,000 of new unsecured and secured debt, common stock or other forms of capital in 2011.

First Quarter 2011 Conference/Event Schedule

The Company expects to release its first quarter 2011 earnings on April 27, 2011 after the market closes. The Company expects to hold a conference call on April 28, 2011 at 1:00 PM EST to discuss the first quarter 2011 results.

Management is scheduled to present at  Citi’s Global Property CEO Conference from March 13 - 16, 2011. Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company’s presentation will be available in advance of the conference event at the Company's website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on February 3, 2011 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year 2010 results, its 2011 financial outlook, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.

To hear a replay of the call, which will be available from February 3, 2011 at 3:00 PM EST to February 10, 2011 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 36263749. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this Earnings Release and are available in full with this Earnings Release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of December 31, 2010, the Company owned or held a direct or indirect ownership interest in 186 apartment communities containing 54,579 apartment homes in ten states and the District of Columbia, of which 14 communities were under construction and nine communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2011.  The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 17, “Definitions and Reconciliations of non-GAAP Financial Measures and Other Terms.”  Attachment 17 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

AvalonBay
COMMUNITIES, INC.

FOURTH QUARTER 2010
Supplemental Operating and Financial Data

Avalon Towers Bellevue
Bellevue, WA

Avalon Union City
Union City, CA

Avalon Fort Greene
Brooklyn, NY

Avalon Northborough
Northborough, MA

AvalonBay offers a diverse, high quality portfolio of apartment homes in the nation's premier supply constrained markets. The Company is expanding its investment activity with increased development, redevelopment and acquisitions, growth platforms we expect will create value in an environment of improving apartment fundamentals.

FOURTH QUARTER 2010

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses ("Opex") (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 9
Development Communities	Attachment 10
Redevelopment Communities	Attachment 11
Summary of Development and Redevelopment Community Activity	Attachment 12
Future Development	Attachment 13
Summary of Disposition Activity	Attachment 14

2011 Financial Outlook
2011 Financial Outlook	Attachment 15
Projected Sources and Uses of Cash	Attachment 16

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 17

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled "Forward-Looking Statements" in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2010
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2010	2009	% Change	2010	2009	% Change

Net income attributable to
common stockholders	$27,030	$32,394	(16.6%)	$175,331	$155,647	12.6%

Per common share - basic	$0.32	$0.40	(20.0%)	$2.08	$1.94	7.2%
Per common share - diluted	$0.31	$0.40	(22.5%)	$2.07	$1.93	7.3%

Funds from Operations	$86,832	$52,715	64.7%	$338,353	$313,241	8.0%
Per common share - diluted	$1.01	$0.64	57.8%	$4.00	$3.89	2.8%

Dividends declared - common	$76,665	$72,765	5.4%	$302,518	$287,983	5.0%
Per common share	$0.8925	$0.8925	0.0%	$3.5700	$3.5700	0.0%

Common shares outstanding	85,899,080	81,528,957	5.4%	85,899,080	81,528,957	5.4%
Outstanding operating partnership
units	15,207	15,351	(0.9%)	15,207	15,351	(0.9%)
Total outstanding shares and units	85,914,287	81,544,308	5.4%	85,914,287	81,544,308	5.4%

Average shares and participating
securities outstanding - basic	85,491,465	81,473,981	4.9%	84,098,891	80,201,606	4.9%

Weighted shares - basic	85,262,045	81,227,532	5.0%	83,859,936	79,951,348	4.9%
Average operating partnership units
outstanding	15,238	15,351	(0.7%)	15,321	16,490	(7.1%)
Effect of dilutive securities	825,449	626,805	31.7%	757,612	631,819	19.9%
Average shares outstanding - diluted	86,102,732	81,869,688	5.2%	84,632,869	80,599,657	5.0%

DEBT COMPOSITION AND MATURITIES

		Average
		Interest	Remaining
Debt Composition (1)	Amount	Rate (2)	Maturities (1)

Conventional Debt			2011	$237,337
Long-term, fixed rate	$3,063,311		2012	$503,170
Long-term, variable rate	278,406		2013	$379,607
Variable rate facilities (3)	-		2014	$198,903
Subtotal, Conventional	3,341,717	5.7%	2015	$379,889

Tax-Exempt Debt
Long-term, fixed rate	183,725
Long-term, variable rate	542,975
Subtotal, Tax-Exempt	726,700	3.0%

Total Debt	$4,068,417	5.2%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q410	$6,128	$5,399	$175
Q310	$7,774	$5,179	$122
Q210	$9,655	$5,406	$106
Q110	$9,836	$5,491	$38
Q409	$10,303	$6,135	$193

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	172	51,245
Development Communities	14	3,334
Development Rights	26	7,313

(1) Excludes debt associated with assets classified as held for sale.
(2) Includes costs of financing such as credit enhancement fees, trustees' fees, etc.
(3) Represents the Company's $1 billion unsecured credit facility, under which no amounts were drawn at December 31, 2010.

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2010
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2010	2009	% Change	2010	2009	% Change
Revenue:
Rental and other income	$229,870	$212,388	8.2%	$887,912	$843,779	5.2%
Management, development and other fees	2,021	1,904	6.1%	7,354	7,328	0.4%

Total	231,891	214,292	8.2%	895,266	851,107	5.2%

Operating expenses:
Direct property operating expenses,
excluding property taxes	57,602	55,486	3.8%	226,094	214,088	5.6%
Property taxes	23,693	21,831	8.5%	93,388	83,702	11.6%
Property management and other indirect
operating expenses	10,001	8,832	13.2%	37,287	37,559	(0.7%)

Total operating expenses	91,296	86,149	6.0%	356,769	335,349	6.4%

Interest expense, net	(46,948)	(42,107)	11.5%	(175,209)	(150,323)	16.6%
Loss on extinguishment of debt, net	--	(26,972)	N/A	--	(25,910)	N/A
General and administrative expense	(6,870)	(10,360)	(33.7%)	(26,846)	(28,748)	(6.6%)
Joint venture income (loss)	397	(2,698)	(114.7%)	762	1,441	(47.1%)
Investments and investment management expense	(712)	(1,045)	(31.9%)	(3,824)	(3,844)	(0.5%)
Expensed development and other pursuit costs	(1,057)	(746)	41.7%	(2,741)	(5,842)	(53.1%)
Depreciation expense	(60,614)	(55,268)	9.7%	(232,571)	(209,260)	11.1%
Impairment loss	--	(850)	N/A	--	(21,152)	N/A
Gain on sale of land	--	4,589	N/A	--	4,830	N/A

Income (loss) from continuing operations	24,791	(7,314)	(439.0%)	98,068	76,950	27.4%

Income from discontinued operations (1)	23	2,447	(99.1%)	1,937	13,437	(85.6%)
Gain on sale of real estate	1,854	37,217	(95.0%)	74,074	63,887	15.9%

Total discontinued operations	1,877	39,664	(95.3%)	76,011	77,324	(1.7%)

Net income	26,668	32,350	(17.6%)	174,079	154,274	12.8%
Net income attributable to redeemable noncontrolling interests	362	44	722.7%	1,252	1,373	(8.8%)
Net income attributable to common stockholders	$27,030	$32,394	(16.6%)	$175,331	$155,647	12.6%

Net income attributable to common stockholders per common share - basic	$0.32	$0.40	(20.0%)	$2.08	$1.94	7.2%

Net income attributable to common stockholders per common share - diluted	$0.31	$0.40	(22.5%)	$2.07	$1.93	7.3%

(1)
Reflects net income or loss for investments in real estate classified as discontinued operations as of December 31, 2010 and investments in real estate sold during the period from January 1, 2009 through December 31, 2010.  The following table details income from discontinued operations for the periods shown:

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Rental income	$118	$6,361	$4,259	$35,561
Operating and other expenses	(95)	(2,590)	(1,951)	(12,417)
Interest expense, net	--	--	--	(681)
Depreciation expense	--	(1,324)	(371)	(9,026)

Income from discontinued operations	$23	$2,447	$1,937	$13,437

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets

(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2010	2009

Real estate	$8,164,993	$7,415,054
Less accumulated depreciation	(1,710,815)	(1,474,147)

Net operating real estate	6,454,178	5,940,907
Construction in progress, including land	309,704	531,299
Land held for development	191,763	237,095
Operating real estate assets held for sale, net	--	124,186

Total real estate, net	6,955,645	6,833,487

Cash and cash equivalents	306,426	105,691
Cash in escrow	173,343	210,676
Resident security deposits	22,289	23,646
Other assets	363,785	284,105

Total assets	$7,821,488	$7,457,605

Unsecured notes, net	$1,820,141	$1,658,029
Notes payable	2,247,516	2,316,843
Resident security deposits	34,030	33,646
Liabilities related to assets held for sale	--	2,734
Other liabilities	389,948	390,429

Total liabilities	$4,491,635	$4,401,681

Redeemable noncontrolling interests	14,262	5,797

Stockholders' equity	3,315,591	3,050,127

Total liabilities and stockholders' equity	$7,821,488	$7,457,605

Attachment 4
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
December 31, 2010
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Homes	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

RENTAL REVENUE
Established (2)	30,672	$164,039	$163,464	$161,641	$159,639	$160,055
Other Stabilized (2) (3)	5,766	31,416	30,669	29,372	28,763	27,607
Redevelopment (2)	5,067	23,990	23,685	23,339	23,030	22,975
Development (2)	4,881	9,633	6,638	3,707	1,988	1,160
Total Consolidated Communities	46,386	$229,078	$224,456	$218,059	$213,420	$211,797

OPERATING EXPENSE
Established		$57,629	$59,241	$56,230	$56,802	$56,700
Other Stabilized		11,754	12,392	12,022	11,940	11,292
Redevelopment		7,607	7,652	7,466	7,315	7,812
Development		4,306	3,232	2,482	1,422	1,304
Total Consolidated Communities		$81,296	$82,517	$78,200	$77,479	$77,108

NOI (2)
Established		$106,629	$104,407	$105,479	$102,987	$103,606
Other Stabilized		20,205	19,411	18,129	16,866	16,869
Redevelopment		16,403	16,055	15,893	15,737	15,202
Development		5,336	3,412	1,229	567	(141)
Total Consolidated Communities		$148,573	$143,285	$140,730	$136,157	$135,536

AVERAGE REVENUE PER OCCUPIED HOME
Established		$1,865	$1,854	$1,821	$1,804	$1,813
Other Stabilized		1,862	1,837	1,841	1,810	1,812
Redevelopment		1,672	1,651	1,621	1,603	1,622
Development (4)		1,985	2,009	2,131	2,266	1,744

ECONOMIC OCCUPANCY
Established		95.6%	95.8%	96.5%	96.2%	96.0%
Other Stabilized		95.5%	95.6%	96.1%	94.3%	90.1%
Redevelopment		94.4%	94.4%	94.7%	94.5%	93.2%
Development		67.9%	48.6%	43.2%	31.3%	56.2%

STABILIZED COMMUNITIES TURNOVER 2010 / 2009 (5)		45.4% / 46.3%	62.8% / 70.1%	56.6% / 64.4%	42.1% / 47.2%	46.3%

(1)	Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
Results for these communities for quarters prior to January 1, 2010 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)	Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity.

(5)
Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.  Annual metrics for turnover in 2010 and 2009 were 52.0% and 57.1% respectively.

Attachment 5

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)

December 31, 2010

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)

		Q4 10	Q4 09	% Change	Q4 10	Q4 09	% Change	Q4 10	Q4 09	% Change
New England
Boston, MA	4,092	$1,960	$1,894	3.5%	95.9%	95.2%	0.7%	$23,075	$22,137	4.2%
Fairfield-New Haven, CT	2,350	1,979	1,899	4.2%	95.7%	96.6%	(0.9%)	13,352	12,929	3.3%
New England Average	6,442	1,967	1,895	3.8%	95.8%	95.7%	0.1%	36,427	35,066	3.9%

Metro NY/NJ
New York, NY	2,714	2,670	2,579	3.5%	96.0%	96.7%	(0.7%)	20,863	20,303	2.8%
New Jersey	2,462	1,910	1,840	3.8%	95.9%	96.2%	(0.3%)	13,531	13,068	3.5%
Long Island, NY	1,732	2,318	2,188	5.9%	95.0%	95.8%	(0.8%)	11,437	10,883	5.1%
Metro NY/NJ Average	6,908	2,311	2,217	4.2%	95.7%	96.3%	(0.6%)	45,831	44,254	3.6%

Mid-Atlantic/Midwest
Washington Metro	5,343	1,820	1,746	4.2%	95.6%	97.0%	(1.4%)	27,883	27,118	2.8%
Chicago, IL	601	1,479	1,422	4.0%	95.9%	95.4%	0.5%	2,558	2,448	4.5%
Mid-Atlantic/Midwest Average	5,944	1,786	1,712	4.3%	95.6%	96.9%	(1.3%)	30,441	29,566	3.0%

Pacific Northwest
Seattle, WA	1,943	1,193	1,214	(1.7%)	93.8%	93.9%	(0.1%)	6,522	6,644	(1.8%)
Pacific Northwest Average	1,943	1,193	1,214	(1.7%)	93.8%	93.9%	(0.1%)	6,522	6,644	(1.8%)

Northern California
San Jose, CA	2,982	1,774	1,747	1.5%	96.0%	96.1%	(0.1%)	15,233	15,017	1.4%
Oakland-East Bay, CA	1,569	1,417	1,389	2.0%	95.6%	95.6%	0.0%	6,377	6,250	2.0%
San Francisco, CA	1,424	2,076	2,031	2.2%	95.4%	96.0%	(0.6%)	8,465	8,328	1.6%
Northern California Average	5,975	1,752	1,720	1.9%	95.7%	96.0%	(0.3%)	30,075	29,595	1.6%

Southern California
Los Angeles, CA	1,780	1,578	1,600	(1.4%)	95.6%	95.5%	0.1%	8,057	8,159	(1.3%)
Orange County, CA	916	1,356	1,385	(2.1%)	95.4%	95.9%	(0.5%)	3,554	3,650	(2.6%)
San Diego, CA	764	1,455	1,455	0.0%	94.0%	93.6%	0.4%	3,132	3,121	0.4%
Southern California Average	3,460	1,492	1,511	(1.3%)	95.2%	95.2%	0.0%	14,743	14,930	(1.3%)
Average/Total Established	30,672	$1,865	$1,813	2.9%	95.6%	96.0%	(0.4%)	$164,039	$160,055	2.5%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2009 such that a comparison of 2009 to 2010 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 1.8% between years.

Attachment 6

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)

December 31, 2010

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's)

		Q4 10	Q3 10	% Change	Q4 10	Q3 10	% Change	Q4 10	Q3 10	% Change
New England
Boston, MA	4,092	$1,960	$1,933	1.4%	95.9%	96.2%	(0.3%)	$23,075	$22,840	1.0%
Fairfield-New Haven, CT	2,350	1,979	1,971	0.4%	95.7%	96.7%	(1.0%)	13,352	13,439	(0.6%)
New England Average	6,442	1,967	1,947	1.0%	95.8%	96.4%	(0.6%)	36,427	36,279	0.4%

Metro NY/NJ
New York, NY	2,714	2,670	2,657	0.5%	96.0%	96.0%	0.0%	20,863	20,764	0.5%
New Jersey	2,462	1,910	1,913	(0.2%)	95.9%	95.9%	0.0%	13,531	13,550	(0.1%)
Long Island, NY	1,732	2,318	2,300	0.8%	95.0%	96.1%	(1.1%)	11,437	11,488	(0.4%)
Metro NY/NJ Average	6,908	2,311	2,302	0.4%	95.7%	96.0%	(0.3%)	45,831	45,802	0.1%

Mid-Atlantic/Midwest
Washington Metro	5,343	1,820	1,808	0.7%	95.6%	96.0%	(0.4%)	27,883	27,817	0.2%
Chicago, IL	601	1,479	1,477	0.1%	95.9%	95.9%	0.0%	2,558	2,553	0.2%
Mid-Atlantic/Midwest Average	5,944	1,786	1,775	0.6%	95.6%	96.0%	(0.4%)	30,441	30,370	0.2%

Pacific Northwest
Seattle, WA	1,943	1,193	1,198	(0.4%)	93.8%	94.3%	(0.5%)	6,522	6,585	(1.0%)
Pacific Northwest Average	1,943	1,193	1,198	(0.4%)	93.8%	94.3%	(0.5%)	6,522	6,585	(1.0%)

Northern California
San Jose, CA	2,982	1,774	1,760	0.8%	96.0%	95.2%	0.8%	15,233	14,995	1.6%
Oakland-East Bay, CA	1,569	1,417	1,405	0.9%	95.6%	96.3%	(0.7%)	6,377	6,369	0.1%
San Francisco, CA	1,424	2,076	2,053	1.1%	95.4%	95.6%	(0.2%)	8,465	8,381	1.0%
Northern California Average	5,975	1,752	1,736	0.9%	95.7%	95.6%	0.1%	30,075	29,745	1.1%
		-	-
Southern California
Los Angeles, CA	1,780	1,578	1,582	(0.3%)	95.6%	95.5%	0.1%	8,057	8,072	(0.2%)
Orange County, CA	916	1,356	1,345	0.8%	95.4%	94.5%	0.9%	3,554	3,492	1.8%
San Diego, CA	764	1,455	1,449	0.4%	94.0%	93.9%	0.1%	3,132	3,119	0.4%
Southern California Average	3,460	1,492	1,490	0.1%	95.2%	94.9%	0.3%	14,743	14,683	0.4%
Average/Total Established	30,672	$1,865	$1,854	0.6%	95.6%	95.8%	(0.2%)	$164,039	$163,464	0.4%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2009 such that a comparison of 2009 to 2010 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes - Established Communities (1)

December 31, 2010

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)

		Full Year 10	Full Year 09	% Change	Full Year 10	Full Year 09	% Change	Full Year 10	Full Year 09	% Change
New England
Boston, MA	4,092	$1,925	$1,918	0.4%	96.1%	95.2%	0.9%	$90,845	$89,678	1.3%
Fairfield-New Haven, CT	2,350	1,938	1,958	(1.0%)	96.4%	95.5%	0.9%	52,695	52,726	(0.1%)
New England Average	6,442	1,930	1,932	(0.1%)	96.2%	95.3%	0.9%	143,540	142,404	0.8%

Metro NY/NJ
New York, NY	2,714	2,629	2,635	(0.2%)	96.2%	96.4%	(0.2%)	82,410	82,769	(0.4%)
New Jersey	2,462	1,884	1,894	(0.5%)	96.3%	95.9%	0.4%	53,617	53,653	(0.1%)
Long Island, NY	1,732	2,265	2,248	0.8%	95.9%	95.1%	0.8%	45,139	44,420	1.6%
Metro NY/NJ Average	6,908	2,272	2,274	(0.1%)	96.2%	95.9%	0.3%	181,166	180,842	0.2%

Mid-Atlantic/Midwest
Washington Metro	5,343	1,787	1,757	1.7%	96.0%	96.6%	(0.6%)	110,022	108,855	1.1%
Chicago, IL	601	1,454	1,460	(0.4%)	96.3%	95.8%	0.5%	10,092	10,086	0.1%
Mid-Atlantic/Midwest Average	5,944	1,753	1,727	1.5%	96.0%	96.5%	(0.5%)	120,114	118,941	1.0%

Pacific Northwest
Seattle, WA	1,943	1,190	1,282	(7.2%)	94.9%	94.2%	0.7%	26,328	28,151	(6.5%)
Pacific Northwest Average	1,943	1,190	1,282	(7.2%)	94.9%	94.2%	0.7%	26,328	28,151	(6.5%)

Northern California
San Jose, CA	2,982	1,747	1,833	(4.7%)	96.2%	96.2%	0.0%	60,111	63,063	(4.7%)
Oakland-East Bay, CA	1,569	1,395	1,446	(3.5%)	95.7%	94.7%	1.0%	25,139	25,781	(2.5%)
San Francisco, CA	1,424	2,038	2,117	(3.7%)	96.2%	95.8%	0.4%	33,505	34,650	(3.3%)
Northern California Average	5,975	1,724	1,798	(4.1%)	96.1%	95.8%	0.3%	118,755	123,494	(3.8%)

Southern California
Los Angeles, CA	1,780	1,578	1,664	(5.2%)	95.7%	94.3%	1.4%	32,245	33,503	(3.8%)
Orange County, CA	916	1,349	1,428	(5.5%)	95.1%	94.0%	1.1%	14,111	14,768	(4.4%)
San Diego, CA	764	1,443	1,489	(3.1%)	94.7%	93.9%	0.8%	12,524	12,817	(2.3%)
Southern California Average	3,460	1,487	1,562	(4.8%)	95.3%	94.1%	1.2%	58,880	61,088	(3.6%)
Average/Total Established	30,672	$1,836	$1,861	(1.3%)	96.0%	95.6%	0.4%	$648,783	$654,920	(0.9%)

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2009 such that a comparison of 2009 to 2010 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities decreased 1.0% between years.

Attachment 8

AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
December 31, 2010

(Dollars in thousands)
(unaudited)

					Q4 2010					Full Year 2010
	Q4	Q4			% of	Full Year	Full Year			% of
	2010	2009	% Change		Total Opex	2010	2009	% Change		Total Opex

Property taxes	$17,614	$16,954	3.9%	(2)	30.6%	$69,550	$66,095	5.2%	(2)	30.3%
Payroll	12,840	11,789	8.9%	(3)	22.3%	49,044	47,198	3.9%	(3)	21.3%
Repairs & maintenance	9,191	9,476	(3.0%)	(4)	15.9%	38,866	35,382	9.8%	(4)	16.9%
Office operations	5,251	5,923	(11.3%)	(5)	9.2%	21,289	23,477	(9.3%)	(5)	9.2%
Utilities (6)	5,941	6,023	(1.4%)		10.3%	25,199	25,624	(1.7%)		11.0%
Land lease expense (7)	3,422	3,421	0.0%		5.9%	13,685	13,697	(0.1%)		6.0%
Marketing	1,905	1,870	1.9%		3.3%	6,973	6,563	6.2%	(8)	3.0%
Insurance	1,465	1,235	18.6%	(9)	2.5%	5,286	6,119	(13.6%)	(9)	2.3%
Total Established Communities
Operating Expenses (10)	$57,629	$56,691	1.7%		100.0%	$229,892	$224,155	2.6%		100.0%

(1) See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)   The increase for the quarter and full year ended December 31, 2010 compared to the prior year period is due to an increase in rates primarily for our East Coast assets.  The full year change is also impacted by a large refund received in the prior year with no comparable activity in 2010.

(3) Payroll includes expenses directly related to on-site operations. The increase over the prior year reflects the impact of increased benefits cost in 2010.

(4)   Repairs & maintenance includes costs associated with preparing an apartment home for new residents including carpet and appliance replacement, as well as redecorating,  landscaping, snow removal and regular maintenance costs.  The decrease in costs for the quarter ended December 31, 2010 from the prior year period and the increase in full year results areimpacted by costs associated with the severe winter weather experienced on the East Coast in the fourth quarter of 2009 and the first quarter of 2010.

(5) Office operations includes administrative costs, bad debt expense and association and license fees. The decrease from the prior year periods is due primarily to a decrease in bad debt expense.

(6) Utilities represents aggregate utility costs, net of resident reimbursements.

(7)   Land lease expense represents GAAP-based rental expense, which is higher than actual cash payments made. Expensed land lease payments were $2,693 and $10,840 higher than cash payments during the quarter ended and year ended December 31, 2010, respectively.

(8) The increase in marketing in 2010 over the prior year is driven primarily by increases in resident incentives.

(9)   The increase over the prior year for the quarter ended December 31, 2010 is due primarily to increased claim activity in 2010, while the decrease in the full year 2010 is due to a property insurance renegotiation in the fourth quarter of 2009.

(10) Operating expenses for Established Communities excludes indirect costs for off-site corporate level property management related expenses, and other support related expenses.

Attachment 9

AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs

For the Year Ended December 31, 2010

(Dollars in thousands except per home data)

								Categorization of 2010 Add'l Capitalized Value (4)									2010 Maintenance Expensed Per Home (6)
								Acquisitions,							Non-Rev
							2010 Add'l	Construction,							Generating
	Apartment		Balance at		Balance at		Capitalized	Redevelopment		Revenue		Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes	(2)	12-31-10	(3)	12-31-09	(3)	Value	& Dispositions		Generating	(5)	Generating		Total	Per Home		Replacement		Maintenance		Total

Total Stabilized Communities	36,438		$5,553,563		$5,480,393		$73,170	$56,557	(7)	$537		$16,076		$73,170	$441		$137		$2,027		$2,164

Development Communities (8)	4,881		882,827		570,519		312,308	312,308		--		--		312,308	--		3		310		313

Dispositions	--		--		166,040		(166,040)	(166,040)		--		--		(166,040)	--		--		--		--

Redevelopment Communities (8)	5,067		633,609		589,057		44,552	44,552		--		--		44,552	--		114		1,546		1,660

Corporate	--		66,316		57,363		8,953	--		--		8,953	(9)	8,953	--		--		--		--
Total	46,386		$7,316,315		$6,863,372		$272,943	$256,190		$537		$25,029		$272,943	$347	(10)	$121	(11)	$1,793	(11)	$1,914	(11)

(1) For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.
(2) Apartment homes as of 12/31/10; does not include unconsolidated communities.
(3) Total gross fixed assets excluding land.
(4) Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.
(5) Represents revenue generating or expense saving expenditures, such as improvements to retail space, water saving devices and submetering equipment.
(6) Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.
(7)    Represents commitment close-outs on recently constructed communities, coupled with costs incurred related to the redevelopment of certain communities which are included in the stabilized portfolio as described on Attachment 11.

(8) Represents communities that were under construction/reconstruction during 2010, including communities where construction/reconstruction has been completed.
(9)   Represents primarily costs associated with the relocation of the Company’s corporate headquarters, coupled with amounts associated with impaired land parcels classified as land held for development in 2009 and therefore not included in this attachment as of December 31, 2009.

(10) Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.
(11) Total 2010 maintenance expensed per home excludes maintenance costs related to dispositions.

Attachment 10

AvalonBay Communities, Inc.
Development Communities as of December 31, 2010

		Percentage		Total	Schedule				Avg
		Ownership	# of	Capital					Rent			% Occ
		Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
		Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)

									Inclusive of
									Concessions
									See Attachment #17
Under Construction:

1.	Avalon Norwalk	100%	311	$84.6	Q3 2008	Q2 2010	Q2 2011	Q4 2011	$2,035	78.5%	67.2%	64.6%	53.3%
	Norwalk, CT

2.	Avalon Towers Bellevue	100%	397	124.8	Q4 2008	Q2 2010	Q1 2011	Q3 2011	2,065	100.0%	73.0%	67.3%	46.7%
	Bellevue, WA

3.	Avalon at West Long Branch	100%	180	26.7	Q4 2009	Q3 2010	Q1 2011	Q3 2011	1,830	86.7%	68.9%	62.8%	39.5%
	West Long Branch, NJ

4.	Avalon Rockville Centre	100%	349	109.7	Q1 2010	Q3 2011	Q3 2012	Q1 2013	2,615	N/A	N/A	N/A	N/A
	Rockville Centre, NY

5.	Avalon Queen Anne	100%	203	56.7	Q3 2010	Q1 2012	Q2 2012	Q4 2012	1,925	N/A	N/A	N/A	N/A
	Seattle, WA

6.	Avalon at the Pinehills II	100%	91	18.4	Q3 2010	Q2 2011	Q3 2011	Q1 2012	1,860	N/A	N/A	N/A	N/A
	Plymouth, MA

7.	Avalon Springs II	100%	100	31.3	Q3 2010	Q2 2011	Q3 2011	Q1 2012	2,575	N/A	N/A	N/A	N/A
	Wilton, CT

8.	Avalon Green II	100%	444	110.6	Q3 2010	Q4 2011	Q1 2013	Q3 2013	2,525	N/A	N/A	N/A	N/A
	Greenburgh, NY

9.	Avalon Brandemoor II	100%	82	15.5	Q3 2010	Q3 2011	Q4 2011	Q2 2012	1,445	N/A	N/A	N/A	N/A
	Lynnwood, WA

10.	Avalon Cohasset	100%	220	53.1	Q4 2010	Q4 2011	Q2 2012	Q4 2012	1,995	N/A	N/A	N/A	N/A
	Cohasset, MA

11.	Avalon Ocean Avenue	100%	173	61.1	Q4 2010	Q2 2012	Q4 2012	Q2 2013	2,485	N/A	N/A	N/A	N/A
	San Francisco, CA

12.	Avalon North Bergen	100%	164	45.2	Q4 2010	Q3 2012	Q3 2012	Q1 2013	1,975	N/A	N/A	N/A	N/A
	North Bergen, NJ

13.	Avalon at Wesmont Station I	100%	266	64.2	Q4 2010	Q2 2012	Q1 2013	Q3 2013	1,955	N/A	N/A	N/A	N/A
	Wood-Ridge, NJ

14.	Avalon Park Crest	100%	354	77.6	Q4 2010	Q2 2012	Q2 2013	Q4 2013	1,910	N/A	N/A	N/A	N/A
	Tysons Corner, VA

	Subtotal/Weighted Average		3,334	$879.5					$2,145

Completed this Quarter:

1.	Avalon Fort Greene	100%	631	$303.0	Q4 2007	Q4 2009	Q4 2010	Q2 2011	$2,920	100.0%	92.1%	91.0%	80.9%
	New York, NY

2.	Avalon Northborough II	100%	219	35.0	Q4 2009	Q1 2010	Q4 2010	Q2 2011	1,755	100.0%	91.8%	90.0%	78.0%
	Northborough, MA

3.	Avalon Walnut Creek (6)	100%	418	151.3	Q3 2008	Q2 2010	Q4 2010	Q3 2011	1,930	100.0%	83.3%	78.7%	59.4%
	Walnut Creek, CA

	Subtotal/Weighted Average		1,268	$489.3					$2,395

	Total/Weighted Average		4,602	$1,368.8					$2,210

	Weighted Average Projected NOI
	as a % of Total Capital Cost (1) (7)			6.4%	Inclusive of Concessions - See Attachment #17

Asset Cost Basis (millions):		Source

Asset Under Construction and Non-Stabilized Completions

Capital Cost, Under Construction	$879.5	Att. 10

Capital Cost, Current Completions	489.3	Att. 10

Less: Remaining to Invest, Under Construction	(467.0)	Att. 12

Total Asset Cost Basis, Under Construction and Non-Stabilized Development	$901.8

Q4 2010 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $4.6 million. See Attachment #17.

(1)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 28, 2011.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 28, 2011.

(4)	Physical occupancy based on apartment homes occupied as of January 28, 2011.

(5)	Represents Economic Occupancy for the fourth quarter of 2010.

(6)	This community is being financed in part by a combination of third-party tax-exempt and taxable debt.

(7)	The Weighted Average calculation is based on the Company's pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2010.

Attachment 11

AvalonBay Communities, Inc.
Redevelopment Communities as of December 31, 2010

				Cost (millions)		Schedule				Avg
			# of	Pre-	Total					Rent	Homes
		Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed
		Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	@ 12/31/2010

										Inclusive of
										Concessions
										See Attachment #17
Under Redevelopment: (3)

1.	Avalon Pleasanton	100%	456	$63.0	$80.5	Q1 1994	Q2 2009	Q4 2011	Q2 2012	$1,520	256
	Pleasanton, CA

2.	Avalon Princeton Junction	100%	512	30.2	49.7	Q4 1988	Q2 2009	Q1 2012	Q3 2012	1,535	276
	West Windsor, NJ

3.	Avalon Summit	100%	245	17.7	26.8	Q3 1995	Q2 2010	Q3 2011	Q1 2012	1,440	94
	Quincy, MA

4.	Avalon at Decoverly (4)	100%	564	63.5	71.3	Q3 1995	Q3 2010	Q3 2011	Q1 2012	1,565	172
	Rockville, MD

5.	Avalon Commons (5)	100%	312	34.1	38.4	Q4 1997	Q4 2010	Q3 2011	Q1 2012	2,165	--
	Smithtown, NY

6.	Avalon at South Coast	100%	258	26.0	33.8	Q3 1996	Q4 2010	Q1 2012	Q3 2012	1,470	--
	Costa Mesa, CA

7.	Crowne Ridge (5) (6)	100%	254	33.1	46.8	Q3 1996	Q4 2010	Q2 2012	Q4 2012	1,645	--
	San Rafael, CA

8.	Avalon Cove	100%	504	93.7	114.0	Q1 1997	Q4 2010	Q3 2012	Q1 2013	3,030	--
	Jersey City, NJ

9.	Avalon Sunset Towers	100%	243	28.9	42.0	Q2 1996	Q4 2010	Q3 2013	Q1 2014	2,255	4
	San Francisco, CA

	Subtotal		3,348	$390.2	$503.3					$1,870	802

Completed this Quarter:

1.	Avalon at Diamond Heights	100%	154	$25.3	$29.6	Q2 1994	Q4 2007	Q4 2010	Q4 2010	$2,280	88
	San Francisco, CA

2.	Avalon at Cedar Ridge	100%	195	27.7	32.7	Q2 1997	Q3 2009	Q4 2010	Q4 2010	1,540	195
	Daly City, CA

3.	Avalon Warm Springs	100%	235	36.5	43.2	Q1 1994	Q4 2009	Q4 2010	Q2 2011	1,535	75
	Fremont, CA

	Subtotal		584	$89.5	$105.5					$1,735	358

	Grand Total / Weighted Average		3,932	$479.7	$608.8					$1,850	1,160

(1)	Inclusive of acquisition cost.

(2)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
The Company commenced the redevelopment of Avalon at Prudential Center in Boston, MA during the second quarter 2010 for an estimated Total Capital Cost of $29.1 million.  The redevelopment is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations, including occupancy, or the expected future level of rental revenue. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)	Redevelopment efforts will be focused on the 368 units associated with the initial phase of this community which was acquired by a predecessor of the Company in Q3 1995.

(5)	The scope of the work completed during the fourth quarter did not impact the occupancy or rental income therefore these communities are included in the Established Community portfolio.

(6)
The Company commenced the redevelopment of Crowne Ridge during the second quarter of 2010.  During the fourth quarter of 2010 the Company expanded the scope to include apartment enhancements.  The Pre-Redevelopment Capital Cost cited above represents the Company's investment prior to the second quarter of 2010 and the Total Capital Cost includes costs associated with the entire Redevelopment scope.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2010.

Attachment 12

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2010
(Dollars in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)(6)	Period End

Total - 2009 Actual	2,493	$451,372	$809,384	$245,046	$500,671

2010 Actual:
Quarter 1	279	$122,151	$101,286	$228,620	$552,899
Quarter 2	475	63,860	160,070	164,050	475,275
Quarter 3	511	98,774	169,856	292,611	383,115
Quarter 4	465	120,125	146,947	466,991	296,292
Total - 2010 Actual	1,730	$404,910	$578,159

2011 Projected:
Quarter 1	367	$119,119	$109,962	$347,871	$292,219
Quarter 2	225	81,000	61,501	266,872	344,123
Quarter 3	266	76,313	67,206	190,559	348,293
Quarter 4	213	69,964	55,785	120,595	350,173
Total - 2011 Projected	1,071	$346,396	$294,455

REDEVELOPMENT

		Total Capital			Reconstruction in
		Cost Invested		Remaining to	Progress at
		During Period (3)		Invest (5)	Period End

Total - 2009 Actual		$50,911		$49,527	$30,628

2010 Actual:
Quarter 1		$12,654		$36,873	$27,915
Quarter 2		10,843		34,445	16,881
Quarter 3		8,870		33,046	19,606
Quarter 4		15,321		73,518	13,412
Total - 2010 Actual		$47,688

2011 Projected:
Quarter 1		$17,423		$56,095	$36,899
Quarter 2		17,049		39,046	38,733
Quarter 3		13,269		25,777	30,013
Quarter 4		10,311		15,466	18,805
Total - 2011 Projected		$58,052

(1) Data is presented for all communities currently under development or redevelopment.

(2) Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners' participation is reflected as redeemable noncontrolling interest.

(3)   Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total.  See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)   Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter.  Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5) Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(6) Amount for Q4 2010 includes $18 million expected to be financed by proceeds from third-party tax-exempt and taxable debt.

    This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2010.

Attachment 13

AvalonBay Communities, Inc.
Future Development as of December 31, 2010

DEVELOPMENT RIGHTS (1) (2)

			Estimated	Total
Location of Development Right		Land Status	Number	Capital Cost (1)
			of Homes	(millions)

1.	Garden City, NY	Owned	204	$ 66
2.	Andover, MA	Owned	115	27
3.	Hackensack, NJ	Option to Lease	226	47
4.	New York, NY	Ground Lease	691	275
5.	Shelton, CT	Optioned	200	37
6.	Seattle, WA I	Owned	271	69
7.	Dublin, CA Phase II	Optioned	255	72
8.	Boston, MA I	Option to Lease	187	94
9.	Somerset, NJ	Optioned	384	72
10.	Bloomingdale, NJ	Optioned	174	33
11.	Norwalk, CT	Optioned	240	49
12.	Seattle, WA II	Optioned	322	84
13.	Wall Township, NJ	Optioned	225	38
14.	Rockville, MD	Owned	240	57
15.	Huntington Station, NY	Optioned	392	92
16.	Tysons Corner, VA	Owned	338	87
17.	Hingham, MA	Optioned	180	38
18.	Boston, MA II	Optioned	388	160
19.	Stratford, CT	Owned	130	25
20.	Ossining, NY	Optioned	168	38
21.	San Francisco, CA	Optioned	174	75
22.	Ocean Township, NJ	Optioned	309	57
23.	Brooklyn, NY	Owned	861	443
24.	Roselle Park, NJ	Optioned	249	54
25.	Dublin, CA Phase III	Optioned	250	65
26.	Wood-Ridge, NJ Phase II	Optioned	140	26

	Total		7,313	$ 2,180

(1)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Development Rights are listed in order of current anticipated construction start. The actual order in which communities are started may differ.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2010.

Attachment 14

AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of December 31, 2010
(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (4)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)
1998:
9 Communities	$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities	$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities	$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities	$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community	$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (5)	$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel	$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building,
3 Land Parcels (6)	$382,720	$199,767	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (7)	$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (8)	$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
11 Communities (9)	$646,200	$288,384	$56,469	$231,915	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (10)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (11)	$198,600	$74,074	$51,977	$21,767	5.8%	8.9%

1998 - 2010 Total	$3,657,003	$1,443,583	$337,222	$1,106,031	5.8%	15.0%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For dispositions from January 1, 1998 through December 31, 2010 the Weighted Average Holding Period is 7.9 years.

(3)
For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	See Attachment #17 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(6)
2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005.  This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(7)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(8)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

(9)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of a community held by the Fund in which the Company holds a 15.2% equity interest.

(10)
2009 GAAP and Economic Gain include the settlement recognition of approximately $2,770 in deferred gains for six prior year dispositions, recognition of which occurred in conjunction with the November 2009 settlement of previously disclosed litigation with The Equal Rights Center, involving accessibility of our communities.

(11)
2010 GAAP and Economic Gain include the recognition of approximately $2,630 in deferred gains from two prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

Attachment 15

2011 Financial Outlook
As of February 2, 2011

(dollars in millions, except per share data)

Job Growth Data & Assumptions	United States	AvalonBay Markets

2010 Actual job growth	0.6%	0.1%

2011 Expected job growth (1)	2.4%	2.4%

		Annual 2011

LIBOR Assumption		.25% to .70%

Projected Earnings per Share		$3.09 to $3.34

Less - Net gain on asset sales, per share		$1.23 to $1.48

Plus - Real estate depreciation, per share		$2.64 to $2.89

Projected FFO per share range (2) (3)		$4.50 to $4.75

Projected FFO per Share Change at the Mid-Point of Outlook Ranges

Projected FFO per share change		15.8%

Projected FFO per share change adjusted for non-routine items in 2011 and 2010		16.3%

Established Communities (2)

Rental revenue change		4.0% to 5.5%
Operating expense change		0.0% to 2.0%
Net Operating Income change		6.0% to 7.5%

Development Activity
		Total
Cash disbursed for Development Communities (2) and land for future development		$600 to $800
Development Community (2) completions		$300
Number of apartment homes delivered and occupied in 2011		1,000 to 1,100

Acquisition / Disposition Activity

Net acquisition / disposition volume, AVB wholly owned		$0
Disposition volume, Fund I (AVB ownership approximately 15%)		$0 to $200
Acquisition volume, Fund II (AVB ownership approximately 30%)		$300 to $500

Financing Activity - Sources (Uses)

New capital markets activity		$500 to $700
Debt maturities		$(237)
Weighted average effective interest rate on maturing debt		5.6%

Capitalized Interest		$30 to $40

Change in Expensed Overhead (Corporate G&A, Property and Investment Management)		5% to 10%

(1)	Moody's Economy.com annual non-farm job growth forecast as of December 2010.

(2)	This term is a non-GAAP measure or other term that is described more fully on Attachment 17.

(3)	Includes the net increase of $0.10 per share from the expected disposition of a community subject to a long-term ground lease.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2010.

Attachment 16

Projected Sources and Uses of Cash

(dollars in millions)

Full Year
2011 (1)

Sources of Funds:
Net Cash from Operations / Cash on Hand (2)	$350
Draws on Credit Facility (3)	200
New Capital Markets Activity	600

Total Sources of Funds	$1,150

Uses of Funds:
Development Activity, Including Investments in Land for Future Development	$700
Redevelopment and Other Investment Activity	200

900

Secured and Unsecured Debt Redemptions and Amortization	250

Total Uses of Funds	$1,150

(1) Amounts generally represent midpoints of management's expected ranges for 2011.
(2) Includes use of existing funds in escrow from construction loans and is presented net of the payment of common stock dividends.
(3) Represents net draws during 2011 on the Company's $1 billion unsecured credit facility that had no balance outstanding at December 31, 2010.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the fourth quarter of 2010.

Attachment 17

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Net income attributable to common
stockholders	$27,030	$32,394	$175,331	$155,647
Depreciation - real estate assets,
including discontinued operations
and joint venture adjustments	61,642	57,524	237,041	221,415
Distributions to noncontrolling interests,
including discontinued operations	14	14	55	66
Gain on sale of previously depreciated
real estate assets	(1,854)	(37,217)	(74,074)	(63,887)

FFO attributable to common stockholders	$86,832	$52,715	$338,353	$313,241

Average shares outstanding - diluted	86,102,732	81,869,688	84,632,869	80,599,657

Earnings per share - diluted	$0.31	$0.40	$2.07	$1.93

FFO per common share - diluted	$1.01	$0.64	$4.00	$3.89

Attachment 17 (continued)

The Company’s results for the quarter and year ended December 31, 2010 and the comparable prior year periods include the non-routine items outlined in the following table:

Non-Routine Items
Decrease (Increase) in Net Income and FFO
(dollars in thousands)

	Full Year		Full Year
	2010	Q4 10	2009	Q4 09
Land impairments	$-	$-	$21,152	$850
Abandoned pursuits (1)	-	-	2,098	-
Severance and related costs	(1,550)	-	4,500	2,500
Federal excise tax	(235)	(235)	515	1,000
Loss (gain) on medium term
notes repurchase	-	-	25,910	26,972
Gain on sale of land	-	-	(4,830)	(4,589)
Joint venture income adjustment (2)	-	-	(1,294)	2,600
Legal settlement proceeds, net	(927)	-	(1,175)	(75)
Severe weather costs	672	-	-	-
Investment management fund
transaction costs, net (3)	811	175	-	-

Total non-routine items	$(1,229)	$(60)	$46,876	$29,258

Weighted Average Dilutive
Shares Outstanding	84,632,869	86,102,732	80,599,657	81,869,688

(1)	Abandoned pursuits generally includes costs expensed by the Company for individual pursuits in excess of $1,000 in a given quarter.
(2)	Full year 2009 includes the Company's promoted interest of $3,894 in joint venture, and the Company's portion of an impairment charge on a community in an unconsolidated joint venture of $2,600.
(3)	Represents the Company's proportionate share of the investment management fund activity.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2011 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q1 2011	$0.29	$0.33
Projected depreciation (real estate related)	0.71	0.71
Projected gain on sale of operating communities	-	-

Projected FFO per share (diluted) - Q1 2011	$1.00	$1.04

Projected EPS (diluted) - Full Year 2011	$3.09	$3.34
Projected depreciation (real estate related)	2.64	2.89
Projected gain on sale of operating communities	(1.23)	(1.48)

Projected FFO per share (diluted) - Full Year 2011	$4.50	$4.75

Attachment 17 (continued)

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Q2	Q1	Full Year	Full Year
	2010	2009	2010	2010	2010	2010	2009

Net income	$26,668	$32,350	$23,980	$51,066	$72,366	$174,079	$154,274
Indirect operating expenses, net of corporate income	7,978	7,393	7,189	7,849	7,232	30,246	30,315
Investments and investment management expense	712	1,045	1,026	1,047	1,039	3,824	3,844
Expensed development and other pursuit costs	1,057	746	737	443	505	2,741	5,842
Interest expense, net	46,948	42,107	44,262	41,458	42,541	175,209	150,323
(Gain) loss on extinguishment of debt, net	--	26,972	--	--	--	--	25,910
General and administrative expense	6,870	10,360	7,039	4,041	8,895	26,846	28,748
Joint venture loss (income)	(397)	2,698	325	(463)	(227)	(762)	(1,441)
Depreciation expense	60,614	55,268	58,628	57,356	55,972	232,571	209,260
Impairment loss - land holdings	--	850	--	--	--	--	21,152
Gain on sale of real estate assets	(1,854)	(41,806)	--	(21,929)	(50,291)	(74,074)	(68,717)
(Income) loss from discontinued operations	(23)	(2,447)	99	(138)	(1,875)	(1,937)	(13,437)

NOI from continuing operations	$148,573	$135,536	$143,285	$140,730	$136,157	$568,743	$546,073

Established:
New England	$23,207	$21,918	$22,562	$22,300	$21,643	$89,712	$90,001
Metro NY/NJ	30,992	29,650	29,944	30,589	29,507	121,033	122,893
Mid-Atlantic/Midwest	19,312	18,233	18,290	18,665	17,546	73,813	73,293
Pacific NW	4,065	4,144	4,035	4,249	4,426	16,775	19,025
No. California	19,815	19,827	20,248	20,245	20,158	80,466	85,761
So. California	9,238	9,834	9,328	9,431	9,707	37,703	40,425
Total Established	106,629	103,606	104,407	105,479	102,987	419,502	431,398
Other Stabilized	20,205	16,869	19,411	18,129	16,866	74,609	50,455
Development/Redevelopment	21,739	15,061	19,467	17,122	16,304	74,632	64,220

NOI from continuing operations	$148,573	$135,536	$143,285	$140,730	$136,157	$568,743	$546,073

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2009 through December 31, 2010 or classified as held for sale at December 31, 2010).  A reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Income from discontinued operations	$23	$2,447	$1,937	$13,437
Interest expense, net	--	--	--	681
Depreciation expense	--	1,324	371	9,026

NOI from discontinued operations	$23	$3,771	$2,308	$23,144

NOI from assets sold	$23	$3,771	$2,308	$23,144
NOI from assets held for sale	--	--	--	--

NOI from discontinued operations	$23	$3,771	$2,308	$23,144

Attachment 17 (continued)

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies.  In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2010	2009	2010	2009

Rental revenue (GAAP basis)	$164,039	$160,055	$648,783	$654,920
Concessions amortized	438	2,032	3,889	10,135
Concessions granted	(248)	(693)	(1,833)	(7,484)

Rental revenue (with
concessions on a cash basis)	$164,229	$161,394	$650,839	$657,571

% change -- GAAP revenue		2.5%		(0.9%)

% change -- cash revenue		1.8%		(1.0%)

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for both the full year ended December 31, 2010 as well as prior years’ activities is presented on Attachment 14.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

Attachment 17 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2010 are as follows (dollars in thousands):

Net income attributable to common stockholders	$27,030
Interest expense, net	46,948
Depreciation expense	60,614

EBITDA	$134,592

EBITDA from continuing operations	$132,715
EBITDA from discontinued operations	1,877

EBITDA	$134,592

EBITDA from continuing operations	$132,715

Interest charges	$46,948

Interest coverage	2.8

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Attachment 17 (continued)

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company's Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity.  A calculation of Unencumbered NOI for the full year ended December 31, 2010 is as follows (dollars in thousands):

NOI for Established Communities	$419,502
NOI for Other Stabilized Communities	74,609
NOI for Development/Redevelopment Communities	74,632
Total NOI generated by real estate assets	568,743
NOI on encumbered assets	178,958
NOI on unencumbered assets	389,785

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2010, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2009 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2009, but have stabilized occupancy as of January 1, 2010. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents.  Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 17 (continued)

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market rents on unleased homes.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.